Exhibit 1.4

CDC Corporation to Present at Jefferies 2nd Annual Internet Conference on February 28, 2006

Hong Kong and Beijing – February 27, 2006— CDC Corporation (NASDAQ: CHINA; www.cdccorporation.net) and China.com Inc. (“China.com”; Hong Kong Stock Code: 8006), the company’s Mobile Value Added Services (MVAS), Internet services and online game provider operating principally in China, and an 81%-owned subsidiary of CDC Corporation, will take part in Jefferies 2nd Annual Internet Conference at Le Parker Meridien in New York on February 28, 2006. Presenting for CDC Corporation will be Steven Chan, Acting CEO and Albert Lam, CEO of China.com.

The presentation will be webcast live at 2:30 pm EDT, Tuesday, February 28, 2006 and accessible at:

http://www.wsw.com/webcast/jeff6/china/

Interested parties should access the webcast approximately 10 minutes before the scheduled start time. This will be a live Webcast and will be archived for 90 days at the link listed above as well as at www.cdccorporation.net

Note: CDC Corporation is scheduled to present at the above mentioned investor event. Please note that the scheduled appearance is subject to change. Please go to http://www.jefferies.com for additional details.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

About China.com Inc.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and an 81%-owned subsidiary of CDC Corporation (formerly chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

For further information, please contact:

Media Relations Ida Ho, Corporate Communications Manager Tel: (852) 2237 7181 Fax: (852) 2571 0410 Email: ida.ho@hk.china.com	Investor Relations Craig Celek, VP Investor Relations Tel : 1 (212) 661 2160 Fax : 1 (646) 827 2421 Email: craig.celek@cdccorporation.net